                                                                     EXHIBIT 2.1


               --------------------------------------------------




                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                              SUNBEAM CORPORATION


                           SENTINEL ACQUISITION CORP.


                                      and


                               FIRST ALERT, INC.


                                  dated as of


                               February 28, 1998



               --------------------------------------------------

                               TABLE OF CONTENTS


                                  ARTICLE I

                             THE OFFER AND MERGER

         Section 1.1   The Offer . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.2   Company Actions . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.3   SEC Documents . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.4   Directors . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 1.5   The Merger  . . . . . . . . . . . . . . . . . . . . . . .  7
         Section 1.6   Effective Time  . . . . . . . . . . . . . . . . . . . . .  8
         Section 1.7   Closing . . . . . . . . . . . . . . . . . . . . . . . . .  8
         Section 1.8   Stockholders' Meeting . . . . . . . . . . . . . . . . . .  8

                                  ARTICLE II

                           CONVERSION OF SECURITIES

         Section 2.1   Conversion of Capital Stock . . . . . . . . . . . . . . . 10
         Section 2.2   Exchange of Certificates  . . . . . . . . . . . . . . . . 11
         Section 2.3   Dissenters' Rights  . . . . . . . . . . . . . . . . . . . 12
         Section 2.4   Transfer of Shares After the
                         Effective Time. . . . . . . . . . . . . . . . . . . . . 13
         Section 2.5   Company Stock Plans . . . . . . . . . . . . . . . . . . . 13

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Section 3.1   Representations and Warranties of
                         the Company  . . . . .  . . . . . . . . . . . . . . . . 14

                                  ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND THE PURCHASER

         Section 4.1   Representations and Warranties of
                         Parent and the Purchaser  . . . . . . . . . . . . . . . 31

                                  ARTICLE V

                                  COVENANTS

         Section 5.1   Interim Operations of the
                         Company . . . . . . . . . . . . . . . . . . . . . . . . 33
         Section 5.2   Access; Confidentiality . . . . . . . . . . . . . . . . . 38
         Section 5.3   Reasonable Efforts; Notification  . . . . . . . . . . . . 38

                                                                                Page
                                                                                ----
         Section 5.4   No Solicitation . . . . . . . . . . . . . . . . . . . . . 40
         Section 5.5   Publicity . . . . . . . . . . . . . . . . . . . . . . . . 42
         Section 5.6   Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . 42
         Section 5.7   State Takeover Laws . . . . . . . . . . . . . . . . . . . 42
         Section 5.8   Indemnification and Insurance . . . . . . . . . . . . . . 42

                                  ARTICLE VI

                                  CONDITIONS

         Section 6.1   Conditions to Each Party's Obligation
                         to Effect the Merger  . . . . . . . . . . . . . . . . . 45

                                 ARTICLE VII

                                 TERMINATION

         Section 7.1   Termination . . . . . . . . . . . . . . . . . . . . . . . 46
         Section 7.2   Effect of Termination . . . . . . . . . . . . . . . . . . 48

                                 ARTICLE VIII

                                MISCELLANEOUS

         Section 8.1   Fees and Expenses . . . . . . . . . . . . . . . . . . . . 48
         Section 8.2   Amendment and Modification. . . . . . . . . . . . . . . . 49
         Section 8.3   Nonsurvival of Representations and
                         Warranties  . . . . . . . . . . . . . . . . . . . . . . 49
         Section 8.4   Notices . . . . . . . . . . . . . . . . . . . . . . . . . 50
         Section 8.5   Interpretation  . . . . . . . . . . . . . . . . . . . . . 50
         Section 8.6   Counterparts  . . . . . . . . . . . . . . . . . . . . . . 51
         Section 8.7   Entire Agreement; No Third Party
                         Beneficiaries; Rights of Ownership  . . . . . . . . . . 51
         Section 8.8   Severability  . . . . . . . . . . . . . . . . . . . . . . 51
         Section 8.9   Governing Law . . . . . . . . . . . . . . . . . . . . . . 51
         Section 8.10  Assignment  . . . . . . . . . . . . . . . . . . . . . . . 51
         SECTION 8.11  Enforcement . . . . . . . . . . . . . . . . . . . . . . . 52
         SECTION 8.12  Extension; Waiver . . . . . . . . . . . . . . . . . . . . 52
         SECTION 8.13  Procedure for Termination,
                         Amendment, Extension or Waiver. . . . . . . . . . . . . 52
         SECTION 8.14  Certain Undertakings of Parent  . . . . . . . . . . . . . 53
         SECTION 8.15  Company Disclosure Schedule . . . . . . . . . . . . . . . 53
         SECTION 8.16  Definitions . . . . . . . . . . . . . . . . . . . . . . . 53

Annex A          Certain Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of February 28, 1998, by and among SUNBEAM CORPORATION, a Delaware corporation ("Parent"), SENTINEL ACQUISITION CORP., a Delaware corporation and a wholly-owned Subsidiary of Parent (the "Purchaser"), and FIRST ALERT, INC., a Delaware corporation (the "Company").

                 WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have unanimously determined that it is fair to and in the best interests of their respective stockholders for Parent to acquire the Company pursuant to a Merger (as defined below) in which Purchaser (or a wholly-owned Subsidiary thereof) shall be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement;

                 WHEREAS, in furtherance thereof, Parent proposes that the Purchaser make an offer to purchase for cash the outstanding Shares (as defined below) at a price of $5.25 per Share, net to the seller;

                 WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a Stock Sale Agreement (the "Stock Sale Agreement") with Parent pursuant to which, subject to the terms and conditions specified therein, such stockholders are willing to pay to Purchaser the proceeds upon the sale of certain Shares owned by such stockholders after the date of this Agreement;

                 NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                              THE OFFER AND MERGER

                 Section 1.1 The Offer. Subject to this Agreement not having been terminated in accordance with the provisions of Section 7.1 hereof, as promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Offer") for all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of the Company at a price of $5.25 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to the conditions set forth in Annex A hereto.

                 The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto.

                 The Purchaser shall not decrease the Offer Price or decrease the number of Shares sought or amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments and subject to the penultimate sentence of this Section 1.1) or impose additional conditions without the written consent of the Company, provided, however, that if on the initial scheduled expiration date of the Offer, which shall be 20 business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the expiration date provided, however, that the expiration date of the Offer may not be extended beyond June 1, 1998. In addition, the Offer Price may be increased, and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered as promptly as practicable; provided, however, that if, immediately prior to the initial expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer. The Purchaser agrees that if all conditions set forth in Annex A are not satisfied on the initial expiration date of the Offer, the Purchaser shall extend (and re- extend) the Offer through April 30, 1998 to provide time to satisfy such conditions.

                 Section 1.2  Company Actions.

                          (a)  The Company hereby approves of and consents to
the Offer and represents that the Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of the Agreement, the Offer and the Merger (as defined in Section 1.5) are fair to and in the best interests of the stockholders of the Company, (ii) unanimously approved the Stock Sale Agreement, the Offer, the acquisition of Shares pursuant to the Offer and the Merger for purposes of Section 203 of the DGCL (the "Section 203 Approval"), (iii) received the opinions of Salomon Smith Barney and NationsBanc Montgomery Securities, financial advisors to the Company, to the effect that the Offer Price to be received by holders of Shares pursuant to the Offer and the Merger is fair to the stockholders of the Company from a financial point of view, (iv) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions") and (v) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this
Agreement and the Merger.   The Company has been advised by each of its
directors and by each executive officer who as of the date hereof is actually aware (to the knowledge of the Company) of the Transactions contemplated hereby that each such Person either intends to tender pursuant to the Offer all Shares owned by such Person or vote all Shares owned by such Person in favor of the Merger.

                          (b)  In connection with the Offer, the Company will
promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of all holders of record of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information in their possession.

                 Section 1.3  SEC Documents.

                          (a)  As soon as practicable on the date the Offer is
commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 in accordance with the Exchange Act with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1" and the Schedule 14D-1 together with all amendments, supplements and exhibits thereto, including the Offer to Purchase, being collectively the "Offer Documents"). Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 in accordance with the Exchange Act (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9"), which shall, subject to the fiduciary duty of the Board under applicable law, contain the recommendation referred to in clause (iv) of
Section 1.2(a) hereof.

                          (b)  Parent and the Purchaser will take all steps
necessary to ensure that the Offer Documents, and the Company will take all steps necessary to ensure that the Schedule 14D-9, will comply in all material respects with the provisions of applicable Federal and state securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that Parent and the Purchaser make no representation with respect to information furnished by the Company for inclusion in the Offer Documents and the Company makes no representation with respect to information furnished by Parent or the Purchaser for inclusion in the Schedule 14D-9. The information supplied in writing by the Company for inclusion in the Offer Documents and by Parent or the Purchaser for inclusion in the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and the Purchaser will take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the Schedule 14D-9, to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents and the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Purchaser will take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the Schedule 14D-9, as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide in writing Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Company to such comments.

                 Section 1.4  Directors.

                          (a)  Promptly upon the purchase of and payment for
any Shares by Parent or any of its Subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors such that the percentage of its designees on the Board shall equal the percentage of the outstanding Shares beneficially owned by Parent and its affiliates. In furtherance thereof, the Company shall, upon request of the Purchaser, use its best efforts promptly to cause Parent's designees to be so elected to the Company's Board, and in furtherance thereof, to the extent necessary, increase the size of the Board of Directors. At such time, the Company shall also cause Persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, and (ii) each committee (or similar body) of the Board of Directors. Notwithstanding the provisions of this Section 1.4, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time (as defined in Section 1.6 hereof) be, Continuing Directors (as defined below).
For purposes hereof, the term "Continuing Director" shall mean (i) any member of the Board as of the date hereof, (ii) any member of the Board who is unaffiliated with, and not a designee or nominee of Parent or Purchaser, or
(iii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee, of Parent or Purchaser, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board, and in each case under clause (iii), who is not an employee of the Company. The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.4(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 (or, at Parent's request, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the stockholders of the Company) as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.4(a) are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

                          (b)  From and after the time, if any, that Parent's
designees constitute a majority of the Company's Board of Directors, any amendment or modification of this Agreement, any amendment to the Certificate of Incorporation or Bylaws inconsistent with this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the Continuing Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Board of Directors to approve the actions and Transactions contemplated hereby and the full Board of Directors.

                 Section 1.5 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.6 hereof), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser (or a wholly-owned Subsidiary thereof) shall be merged with and into the Company and the separate corporate existence of the Purchaser (or a wholly-owned Subsidiary thereof) shall thereupon cease and (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Delaware. In the event a wholly-owned Subsidiary of the Purchaser rather than the Purchaser is merged with and into the Company in the Merger, references herein to the Purchaser with respect to the Merger shall be deemed to be references to such wholly-owned Subsidiary of the Purchaser.

                 Pursuant to the Merger, (x) the Restated Certificate of Incorporation of the Company (the Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the initial certificate of incorporation of the Surviving Corporation and (y) the by-laws of the Company (the "By-laws"), as in effect immediately prior to the Effective Time, shall be the initial By-laws of the Surviving Corporation, each until thereafter changed or amended as provided therein or by applicable law. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

                 The directors and officers of the Purchaser at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                 Section 1.6 Effective Time. Parent, the Purchaser and the Company will cause a certificate of merger, or, if applicable, a certificate of ownership and merger (as applicable, the "Certificate of Merger"), to be executed and filed on the date of the Closing (as defined in Section 1.7) (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                 Section 1.7 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof and, in the event that Purchaser determines to extend the Offer for up to ten business days as provided for in Section 1.1 hereof, no later than the second business day after the earlier of the completion of such ten business day period or 90% of the outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

                 Section 1.8  Stockholders' Meeting.

                          (a)  If required by applicable law in order to
consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                                  (i)  duly call, give notice of, convene and
         hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                                  (ii)  prepare and file with the SEC a
         preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the Exchange Act and the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                                  (iii)  include in the Proxy Statement the
         recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                          (b)  Parent shall vote, or cause to be voted, all of
the Shares then owned by it, the Purchaser or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

                 Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of the Purchaser:

                          (a)  Purchaser Capital Stock.  Each issued and
outstanding share of capital stock of the Purchaser shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                          (b)  Cancellation of Treasury Stock and
Purchaser-Owned Stock. All Shares that are owned by the Company or any Subsidiary of the Company and any Shares owned by Parent, the Purchaser or any Subsidiary of Parent or the Purchaser shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                          (c)  Exchange of Shares.  Each issued and outstanding
Share (other than Shares to be cancelled in accordance with Section 2.1(b) and any Shares which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Stockholders")) shall be converted into the right to receive the Offer Price in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section
2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

                 Section 2.2  Exchange of Certificates.

                          (a)  Paying Agent.  Prior to the Effective Time,
Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of the Shares shall become entitled pursuant to Section 2.1(c). Parent shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Merger Consideration as provided herein. All interest earned on such funds shall be paid to Parent.

                          (b)  Exchange Procedures.  As soon as reasonably
practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. The right of any stockholder to receive the Merger Consideration shall be subject to and reduced by any applicable withholding obligation.

                          (c)  Transfer Books; No Further Ownership Rights in
the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                          (d)  Termination of Fund; No Liability.  At any time
following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 Section 2.3 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the "fair value" of such holder's Shares, as provided in Section 262 of the DGCL, such Shares shall not be converted into or be exchangeable for the right to receive the Merger

Consideration except as provided in this Section 2.3 and the Company shall give the Parent notice thereof and the Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 2.1.

                 Section 2.4 Transfer of Shares After the Effective Time. No transfer of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                 Section 2.5 Company Stock Plans. (a) Immediately prior to the Effective Time, each then outstanding option to purchase shares (in each case, an Option), whether or not then exercisable, shall be cancelled by the Company and in consideration of such cancellation and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes and without interest). If required, the Company shall cause the Company's employees and directors to consent to the transactions contemplated by this Section 2.5, no later than the Effective Time.

                          (b)  All stock option or other equity based plans
maintained with respect to the Shares ("Option Plans") shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of an

Option or any participant in any Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and the Purchaser as follows:

                          (a)     Organization, Standing and Corporate Power.
Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has made available to Parent complete and correct copies of the Certificate of Incorporation of the Company and By-laws of the Company, in each case as amended to the date of this Agreement, and has delivered the certificates of incorporation and by-laws or other organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement, other than Subsidiaries which are incorporated in a jurisdiction other than a State of the United States. The respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

                          (b)     Subsidiaries.  The list of Subsidiaries of
the Company filed by the Company with its most recent Report on Form 10-K is a true and accurate list of all the Subsidiaries of the Company which are required to be set forth therein. All the outstanding shares of capital stock of each Subsidiary are owned by the Company or by another wholly owned Subsidiary of the Company, free and clear of all Liens, except as set forth in Schedule 3.1(b) of the Company Disclosure Schedule. There are no other companies in which the Company has a direct or indirect ownership interest.

                          (c)     Capital Structure.  The authorized capital
stock of the Company consists of 30,000,000 Shares and 1,000,000 shares of preferred stock, par value $.01 per share (the Preferred Shares"). As of the date hereof, (i) 24,335,112 Shares and no Preferred Shares were issued and outstanding and (ii) 1,929,698 shares were reserved for issuance upon exercise of outstanding Options. Except as set forth above, as of the date of this
Agreement: (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding; (ii) there were no stock appreciation rights, restricted stock grant or contingent stock grants and there are no other outstanding contractual rights to which the Company is a party the value of which is based on the value of Shares; (iii) all outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights; and (iv) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

                          (d)     Authority; Noncontravention; Company Action.
The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding Shares, to consummate the Merger contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to approval of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Schedule 3.1(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the Transactions contemplated by this Agreement (including the changes in the composition of the Board of Directors of the Company) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Certificate of Incorporation, as amended, or By-laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets (including all agreements described pursuant to Section 3.1(t)) or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement, (y) prevent or impede, in any material respect, the consummation of any of the Transactions contemplated by this Agreement or (z) impair, prevent or impede materially the conduct of the Company's business substantially as now conducted. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") or any other party, is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions contemplated by this Agreement, except for
(i) if required, the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a Proxy Statement and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by any applicable state securities or "blue sky" Laws, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement, (y) prevent or significantly delay the consummation of the Transactions contemplated by this Agreement or (z) impair, prevent or impede materially the conduct of the Company's business substantially as now conducted.

                          (e)     SEC Documents; Financial Statements.  The
Company has filed all reports, proxy statements, forms, and other documents required to be filed with the

SEC under the Securities Act and the Exchange Act since December 31, 1995 (the "SEC Documents"). As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents are true and complete and comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 3.1(e) of the Company Disclosure Schedule and except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

                          (f)     Information Supplied.  None of the
information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in (i) the Offer Documents or (ii) the Proxy Statement, will, and in the case of the Offer Documents, at the time the Offer Documents are filed with the SEC and first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or the Purchaser for inclusion or incorporation by reference therein.

                          (g)     Absence of Certain Changes or Events.  Except
as set forth in SEC Documents or Schedule 3.1(g) of the Company Disclosure Schedule, since September 28, 1997, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, and (i) there has not been any Material Adverse Change in the Company and (ii) neither the Company nor any of its Subsidiaries has taken any of the actions contemplated by Section 5.1.

                          (h)     Litigation.  Except as set forth in SEC
documents or Schedules 3.1(h) and 3.1(x) of the Company Disclosure Schedule or to the extent reserved for as reflected on the Company's financial statements for the year ended December 31, 1996, there are (i) no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) no complaints, lawsuits, charges or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (iii) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; and (iv) none of the Intellectual Property is subject to any order, writ, judgment, injunction, decree, determination or award that has, or would reasonably be expected to have a Material Adverse Effect on the Company.

                          (i)     Absence of Changes in Benefit Plans; SEC
Disclosure. Except as disclosed in Schedule 3.1(i) of the Company Disclosure Schedule, there has not been any adoption or amendment by the Company or any of its Subsidiaries or any ERISA Affiliate (as defined in Section 3.1(j) hereof) of any Benefit Plan (as defined in Section 3.1(j) hereof) since September 28, 1997. Except as disclosed in Schedule 3.1(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any formal plan or commitment to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or a Subsidiary of the Company. All employment, consulting, severance, termination, change in control or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries and any current or former officer or director of the Company or any of its Subsidiaries which are required to be disclosed in the SEC Documents have been disclosed therein.

                          (j)     Employee Benefits; ERISA.  (i)  Schedule
3.1(j) of the Company Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, health insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, other than a non-material fringe benefit plan, sponsored, maintained or contributed to or required to be contributed to (at any time during the past six years) by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that is a member of a "controlled group" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") of which the Company or a Subsidiary is a member or which is under "common control" within the meaning of Section 4001 of ERISA, with the Company or a Subsidiary, for the benefit of any employee or terminated employee of the Company, its Subsidiaries or any ERISA Affiliate, whether formal or informal (the "Benefit Plans").

                          (ii)  With respect to each Benefit Plan, the Company
has delivered a true and complete copy thereof (including all amendments thereto), as well as true and complete copies of the two most recent annual reports, if required under ERISA, with respect thereto; the two most recent actuarial reports, if required under ERISA, with respect thereto; the two most recent reports prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions; the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA with respect thereto; if the Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

                          (iii)  No liability to the Pension Benefit Guaranty
Corporation ("PBGC") under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due
the PBGC (which premiums have been paid when due).   Each Benefit Plan has been
operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

                          (iv)  The PBGC has not instituted proceedings to
terminate any Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted.

                          (v)   With respect to each Benefit Plan that is
subject to Section 302 of the Code or Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

                          (vi)  Neither the Company, nor any Subsidiary of the
Company, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary of the Company, any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

                          (vii)  No Benefit Plan is a "multiemployer pension
plan," as such term is defined in section 3(37) of ERISA.

                          (viii)  Each Benefit Plan which is intended to be
"qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code and, to the knowledge of the Company, no event has occurred to cause the loss of such qualified or exempt status.

                          (ix)  No Benefit Plan provides health, death or
medical benefits (whether or not insured) with respect to current or former employees of the Company or its Subsidiaries beyond their retirement or other termination of service (other than (a) coverage mandated by applicable law or (b) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                          (x)  Except as set forth in Section 3.1(j) of the
Company Disclosure Schedule, the consummation of the Transactions contemplated by this Agreement, alone, will not (a) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, (c) result in any prohibited transaction described in section 406 of ERISA or section 4975 of the Code for which an exemption is not available, or
(d) require the Company or any ERISA Affiliate to fund or make any payments to any trust or other funding vehicle in respect of any Benefit Plan.

                          (xi)  There are no pending, threatened or, to the
knowledge of the Company, anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

                          (xii)  No Benefit Plan of the Company or its
Subsidiaries or other arrangement authorizes grants of either stock appreciation rights or restricted stock of the Company and there are no outstanding stock appreciation rights or restricted stock of the Company.

                          (xiii)   Except as set forth in Schedule 3.1(j) of
the Company Disclosure Schedule, no material Benefit Plan is not subject to ERISA pursuant to Section 4(b)(4) of ERISA.

                          (k)     Taxes.  (i)  Each of the Company and each of
its Subsidiaries has timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects. Each of the Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes (whether or not shown as due on such Tax Returns), or the most recent financial statements contained in the SEC Documents reflect adequate reserves in accordance with generally accepted accounting principles for all Taxes not yet paid.

                          (ii)  Except as set forth in Schedule 3.1(k) of the
Company Disclosure Schedule, (A) no deficiencies for any Taxes have been threatened, proposed, asserted or assessed against the Company or any of its Subsidiaries, (B) no governmental authority is conducting an audit with respect to Taxes or any Tax Return of the Company or any of its Subsidiaries, (C) no extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by the Company or any of its Subsidiaries, which remains in effect, (D) none of the Company or any of its Subsidiaries is a party to any arrangement to allocate, share or indemnify another party for Taxes, and (E) there are no liens for material Taxes upon the assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due.

                          (iii)  As used in this Agreement, "Taxes" shall
include (A) any Federal, state, local or foreign net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under a Tax sharing arrangement or a Tax indemnity arrangement. As used in this Agreement, "Tax Returns" shall mean all returns, reports, or statements required to be filed with respect to any Tax (including any attachments thereto), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                          (l)     No Excess Parachute Payments.  Except as set
forth in Section 3.1(l) of the Company Disclosure Schedule, no amounts payable as a result of the Transactions contemplated by this Agreement under the Benefit Plans or any other plans or arrangements will constitute a "parachute payment" to a "disqualified individual" as those terms are defined in section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                          (m)     Compliance with Applicable Laws.  Except as
set forth in Schedule 3.1(m) of the Company Disclosure Schedule, (i) to the knowledge of the Company, the Company and each of its Subsidiaries have complied and are presently complying in all material respects with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (Federal, state, local or otherwise) (collectively, "Laws"), including, but not limited to, the Federal Occupational Safety and Health Act, the Federal Consumer Product Safety Act, the rules and regulations of the Nuclear Regulatory Commission, and all Laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of Federal contractors and any applicable health, sanitation, fire, safety, labor, zoning and building Laws and ordinances, and neither the Company nor any of its Subsidiaries has received notification of any asserted present or past failure to so comply, except such non-compliance that has not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in a Material Adverse Effect.

                          (ii)  Each of the Company and its Subsidiaries has in
effect all material Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business substantially as now conducted, there are no appeals nor any other actions pending to revoke any such Permits, and there has occurred no material default or violation under any such Permits.

                          (iii)  To the knowledge of the Company, each of the
Company and its Subsidiaries is, and has been, and each of the Company's former Subsidiaries, while a Subsidiary of the Company, was in compliance in all material respects with all applicable Environmental Laws, except such non-compliance that has not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, there are no circumstances or conditions that would be reasonably likely to prevent or interfere with compliance by the Company or its Subsidiaries in the future with Environmental Laws (or Permits issued thereunder) in effect as of the date of this Agreement, except such circumstances or conditions that have not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in a Material Adverse Effect.

                          (iv)  Except as set forth on Schedule 3.1(m)(iv) of
the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has received any written claim, demand, notice, complaint, court order, administrative order or request for information from any Governmental Entity or private party, alleging violation of, or asserting any noncompliance with or liability under or potential liability under, any Environmental Laws, except for matters which are no longer threatened or pending and for which the Company or its Subsidiaries are not subject to further requirements pursuant to an administrative or court order, judgment, or a settlement agreement.

                          (v)     To the knowledge of the Company, during the
period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties and none of the Company or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead to a Release except in each case for those which individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. Prior to the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported shipped or disposed of from, such current or previously owned or leased properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property, except in each case for those which individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect.

                          (vi)  Except for leases entered into in the ordinary
course of business, as to which no notice of a claim for indemnity or reimbursement has been received by the Company, and except as set forth on
Schedule 3.1(m)(vii) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify, or hold harmless any Person for or against any Environmental Liabilities and Costs.

                          (vii)  Neither the Company nor any of its
Subsidiaries has treated, stored or disposed of "hazardous waste", as that term is defined in the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., analogous state Laws, or the regulations promulgated thereunder, such that the Company or any of its Subsidiaries would be required to obtain a permit under said Laws for such treatment, storage or disposal and the failure to obtain such permit would have a Material Adverse Effect.

                          (n)     The Section 203 Approval is valid and in full
force and effect. Section 203 of the DGCL will not apply to the Stock Sale Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or the other Transactions contemplated hereby.

                          (o)     Voting Requirements.  The affirmative vote of
the holders of a majority of all the Shares entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Transactions contemplated by this Agreement.

                          (p)     Brokers.  No broker, investment banker,
financial advisor or other Person, other than Salomon Smith Barney and NationsBanc Montgomery Securities, the fees and expenses of which will be paid by the

Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
The Company has provided Parent true and correct copies of all agreements between the Company and each of Salomon Smith Barney and NationsBanc Montgomery Securities, including, without limitations, any fee arrangements.

                          (q)     Opinion of Financial Advisor.  The Company
has received an opinions of Salomon Smith Barney and NationsBanc Montgomery Securities, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. Company has been authorized by Salomon Smith Barney and NationsBanc Montgomery Securities to permit the inclusion of such opinion in its entirety in the Offer Documents and the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to Salomon Smith Barney, NationsBanc Montgomery Securities and their respective counsel.

                          (r)     Intellectual Property.  Except as set forth
on Schedule 3.1(r) of the Company Disclosure Schedule, the Company and/or its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor (collectively, "Intellectual Property Rights") that are used in the business of the Company and its Subsidiaries as currently conducted except as would not have a Material Adverse Effect. Each of the Company and each of its Subsidiaries owns or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects, and the consummation of the Transactions contemplated hereby will not alter or impair such ability in any respect. To the knowledge of the Company, there are no pending oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings with respect to the Intellectual Property

Rights that are reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of the Company or any of its Subsidiaries to use any of the Intellectual Property Rights. Except as set forth in Section 3.1(r) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights which is still pending.

                          (s)     Title to Properties.  Each of the Company and
each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material properties and assets (including the real property) in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects.

                          (t)     Contracts; Debt Instruments.  Except as set
forth in the SEC Documents or Schedule 3.1(t) of the Company Disclosure Schedule, there are no (i) agreements of the Company or any of its Subsidiaries containing an unexpired covenant not to compete or similar restriction applying to the Company or any of its Subsidiaries, (ii) interest rate, currency or commodity hedging, swap or similar derivative transactions to which the Company is a party or (iii) other contracts or amendments thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement. Except to the extent set forth in the SEC Documents or Schedule 3.1(t) of the Company Disclosure Schedule, to the knowledge of the Company, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company or any of its Subsidiaries (or, to the knowledge of the Company, any other party thereto) under any of the agreements set forth in
Schedule 3.1(t) of the Company Disclosure Schedule.

                          (u)     Labor Relations.   Except to the extent set
forth in the SEC Documents or Schedule 3.1(u) of the Company Disclosure Schedule, (i) to the knowledge of the Company, the Company and each of its Subsidiaries is, and has at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, except where the failure to comply would not be reasonably likely to cause a Material Adverse Effect on the Company; (ii) there is no labor strike, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company threatened against or affecting the Company or any of its Subsidiaries;
(iii) the Company or any of its Subsidiaries is not a party to or bound by any collective bargaining or similar agreement with any labor organization. There are no employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries, except as set forth in the SEC Documents or in Schedule 3.1(j) of the Company Disclosure Schedule.

                          (v)  Products Liability.  As used in this subsection
3.1(v), the term "Product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any of its Subsidiaries, including, without limitation, any product sold in the United States by the Company or any of its Subsidiaries as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer; and the term "Defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity. Except as set forth in Schedule 3.1(v) of the Company Disclosure Schedule, (i) as of the date of this Agreement, there is no claim, action, suit or proceeding pending before any Governmental Entity in which a Product is alleged to have a Defect; (ii) nor, to the knowledge of the Company and its Subsidiaries, as of the date of this Agreement, is any such claim, action, suit or proceeding threatened or is there any valid basis for any such claim, action, suit or inquiry, proceeding; (iii) nor, to the knowledge of the Company and its Subsidiaries, would any such claim, action, suit or proceeding referred to in clause (i) or (ii) of this Section 3.1(v), if adversely determined, have, individually or in the aggregate, a Material Adverse Effect on the Company or any of its Subsidiaries.


                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND THE PURCHASER

                 Section 4.1 Representations and Warranties of Parent and the Purchaser. Parent and the Purchaser represent and warrant to the Company as follows:

                          (a)     Organization, Standing and Corporate Power.
Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which each is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and the Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Parent.

                          (b)     Authority; Noncontravention.  Parent and the
Purchaser have the requisite corporate power and authority to enter into this Agreement and to consummate the Transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the Transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser, as applicable. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the Transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent under, (i) the certificate of incorporation or by-laws of Parent or the Purchaser, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Purchaser or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent and the Purchaser to perform their respective obligations under this Agreement or (y) prevent or impede the consummation of any of the Transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Parent or the Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent or the Purchaser, as the case may be, of any of the Transactions contemplated by this Agreement, except for (i) if required, the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Offer Documents and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by an applicable state securities or "blue sky" Laws, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair, in any material respect, the ability of Parent to perform its obligations under this Agreement or (y) prevent or significantly delay the consummation of the Transactions contemplated by this Agreement.

                          (c)     Information Supplied.  None of the
information supplied or to be supplied by Parent or the Purchaser expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-1, the Schedule 14D-9 or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-1 or the Schedule 14D-9, at the time they are filed with the SEC and first published, sent or given to the Company's stockholders or, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                          (d)     Interim Operations of the Purchaser.  The
Purchaser was formed solely for the purpose of engaging in the Transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the Transactions contemplated hereby.

                          (e)     Financing.  Prior to the expiration of the
Offer, Purchaser will have all funds necessary for the purchase of the Shares pursuant to the Offer. Prior to the Effective Time, Purchaser will have all funds necessary to consummate the Merger and to consummate all other transactions contemplated hereunder.

                          (f)     Brokers.  No broker, investment banker,
financial advisor or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or the Purchaser.

                                   ARTICLE V

                                   COVENANTS

                 Section 5.1  (a)  Interim Operations of the Company.   Until
the acquisition of the Shares pursuant
to the Offer, except as specifically contemplated by this Agreement, the Company shall and shall cause its Subsidiaries to carry on their respective businesses in the ordinary course and use all reasonable best efforts consistent with good business judgment to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, the Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iii) as agreed in writing by Parent, after the date hereof and prior to the Effective Date:

                          (i) neither the Company nor any of its Subsidiaries
shall, directly or indirectly, amend its Certificate of Incorporation or By-laws or similar organizational documents;

                          (ii)  neither the Company nor any of its Subsidiaries
shall: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its Subsidiaries, except that a wholly-owned Subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its Subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of the Subsidiaries of the Company;

                          (iii)  except as permitted by this Agreement, neither
the Company nor any of its Subsidiaries
shall acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries of the Company or any of the Company's Subsidiaries) or (B) any assets, including real estate, except (x) purchases in the ordinary course of business consistent with past practice or (y) expenditures consistent with the Company's current capital budget previously provided to Parent (the "Capital Budget");

                          (iv) neither the Company nor any of its Subsidiaries
shall make any new capital expenditure or expenditures, other than capital expenditures not to exceed, in the aggregate, the amounts provided for capital expenditures in the Capital Budget;

                          (v)  neither the Company nor any of its Subsidiaries
shall, except in the ordinary course of business and except as otherwise permitted by this Agreement, amend or terminate any material contract or agreement set forth in the SEC Documents to which the Company or any Subsidiary is a party where such amendment or termination would have a Material Adverse Affect, or waive, release or assign any material rights or claims;

                          (vi)  neither the Company nor any of its Subsidiaries
shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business and consistent with past practice;

                          (vii)  neither the Company nor any of its
Subsidiaries shall: (i) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or key employee of the Company or any its Subsidiaries; or (ii) hire or agree to hire any new or additional key employees or officers;

                          (viii)  neither the Company nor any of its
Subsidiaries shall, except as required to comply with applicable law or expressly provided in this Agreement, (A) adopt, enter into, terminate or amend any Benefit

Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Benefit Plans with the terms of this Agreement, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice to employees other than directors, officers or senior management personnel and that, in the aggregate, do not result in a significant increase in benefits or compensation expense to the Company and its Subsidiaries relative to the level in effect prior to such action (but in no event shall the aggregate amount of all such increases exceed 3% of the aggregate annualized compensation expense of the Company and its Subsidiaries reported in the most recent audited financial statements of the Company included in the SEC Documents)), (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

                          (ix)  neither the Company nor any of its Subsidiaries
shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability except as set forth in Schedule 5.1 of the Company Disclosure Schedule; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); (v) settle any claims other than in the ordinary course of business, in accordance with past practice, and without admission of liability; or (vi) enter into any material commitment or transaction;

                          (x)  neither the Company nor any of its Subsidiaries
shall change any of the accounting methods used by it unless required by GAAP;

                          (xi)  neither the Company nor any of its Subsidiaries
shall make any Tax election or settle or compromise any material Tax liability;

                          (xii)  neither the Company nor any of its
Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries; or, except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; and

                          (xiii)  neither the Company nor any of its
Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                          (b)  Other Actions.  The Company shall not, and shall
not permit any of its Subsidiaries to, take any action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Offer set forth in Annex A not being satisfied (subject to the Company's right to take action specifically permitted by Section 5.4).

                 Section 5.2 Access; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as otherwise agreed to by the Company, unless and until Parent and the Purchaser shall have purchased at least a majority of the outstanding Shares pursuant to the Offer, Parent will be bound by the terms of a confidentiality agreement with the principal stockholders of the Company, dated February 16, 1998 (the "Confidentiality Agreement").

                 Section 5.3 Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other Transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Entity and the making of all necessary registrations and filings (including filings with any Governmental Entity, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other

Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in connection with any filing or submission or other action required to be made or taken by any Party to effect the Merger and all other Transactions contemplated hereby, the Company shall not without the prior written consent of Parent commit to any divestiture transaction and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits its freedom of action with respect to, or its ability to retain, the Company or any of its affiliates or any material portion of the assets of the Company. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other Transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger or this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other Transactions contemplated by this Agreement.

                          (b)     Each of the Company, Parent and Purchaser
shall give prompt notice to the other of (i) any of their representations or warranties contained in this Agreement becoming untrue or inaccurate in any respect (including in the case of representations or warranties receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge to be or become untrue or inaccurate in any respect) or (ii) the failure by them to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                 Section 5.4 No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, or knowingly encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, prior to the acceptance for payment of Shares pursuant to the Offer, if in the reasonable determination of the Board of Directors, after receiving advice from outside legal counsel to the Company, such failure to act would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 5.4(c), (A) furnish information with respect to the Company to any Person pursuant to a confidentiality agreement with terms and conditions similar to the Confidentiality Agreement and (B) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means (i) any bona fide proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its Subsidiaries or of any class of equity securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning shares of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries other than the Transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the Transactions contemplated hereby which (ii) the Company's Board of Directors reasonably determines in good faith (based on advice of its financial advisors) is more favorable to all of the Company's stockholders from a financial point of view than the Offer and the Merger (taking into account any improvements to the Offer and the Merger proposed in writing by Parent).

                          (b)     Except as set forth in this Section 5.4(b),
neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board of Directors or any such committee of the Offer, this Agreement or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the time of acceptance by the Purchaser for payment of Shares in the Offer if in the reasonable determination of the Board of Directors, and after receiving advice from outside legal counsel to the Company, failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Takeover Proposal, or enter into an agreement with respect to a Takeover Proposal, in each case at any time following delivery by the Company to Parent of written notice (a "Notice of Takeover Proposal") advising Parent that the Board of Directors has received a Takeover Proposal, and specifying the material terms and conditions of such Takeover Proposal and identifying the Person making such Takeover Proposal unless the Takeover Proposal by its terms prohibits disclosure.

                          (c)     In addition to the obligations of the Company
set forth in paragraph (b) (i) the Company shall advise Parent of any request for information, and the material terms and conditions of such request and the identity of the Person making any such Takeover Proposal if allowed by the Takeover Proposal or inquiry, and (ii) the Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or inquiry.

                 Section 5.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions contemplated hereby without the prior consultation of the other party.

                 Section 5.6 Transfer Taxes. All liability for transfer or other similar Taxes arising out of or related to the Offer and the Merger or the consummation of any other transaction contemplated by this Agreement, and due to the property owned by the Company or any of its Subsidiaries or affiliates ("Transfer Taxes") shall be borne by the Company, and the Company shall file or cause to be filed all Tax Returns relating to such Transfer Taxes which are due, and, to the extent appropriate or required by law, the stockholders of the Company shall cooperate with respect to the filing of such Tax Returns.

                 Section 5.7 State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the Board of Directors of the Company. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Stock Sale Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

                 Section 5.8  Indemnification and Insurance.

                          (a)     The Certificate of Incorporation and By-Laws
of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

                          (b)     The Company shall, to the fullest extent
permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, bought or filed, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective Certificate of Incorporation or By-Laws of the Company or the Subsidiaries as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of Parent and the Surviving Corporation in this Section 5.8(b) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its Subsidiaries.

                          (c)     For a period of six years after the Effective
Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms (including the amounts of coverage and the amounts of deductibles, if any) that are comparable to the terms now applicable to directors and officers of Parent, or, if more favorable to the Company's directors and officers, the terms now applicable to them under the Company's current policies; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

                          (d)     From and after the Effective Time, Parent
shall guarantee the obligations of the Surviving Corporation under this Section 5.8.

                          (e)     This Section shall survive the consummation
of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that Parent or Surviving Corporation or any of their successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) assume the obligations of Parent and the Surviving Corporation set forth in this Section.


                                   ARTICLE VI

                                   CONDITIONS

                 Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

                          (a)     Prior Performance. Each party shall have
performed in all material respects its respective obligations under this Agreement required to be performed by it prior to the Effective Time;

                          (b)     Representations and Warranties.  All
representations and warranties contained in this Agreement shall have been true and correct in all material respects at the time made and shall be true and correct in all material respects as of the Effective Time as though made on and as of such date;

                          (c)  Stockholder Approval.  This Agreement shall have
been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law and the Certificate of Incorporation, in order to consummate the Merger;

                          (d)  Statutes; Consents.  No statute, rule, order,
decree or regulation shall have been enacted or promulgated by any government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger;

                          (e)  Injunctions.  There shall be no order or
injunction of a court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;

                          (f)  Purchase of Shares in Offer.  Parent, the
Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; and

                          (g)  Option Plan.  The employees and the directors of
the Company shall have consented to the transactions contemplated in Section
2.5.


                                  ARTICLE VII

                                  TERMINATION

                 Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

                          (a)  By the mutual written consent of Parent and the
Company; provided, however, that if Parent shall have a majority of the directors pursuant to Section 1.4, such consent of the Company may only be given if approved by the Continuing Directors.

                          (b)  By either of Parent or the Company:

                          (i) if the Offer shall have expired without any Shares being purchased therein by June 1, 1998; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date; or

                          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                          (c)  By the Board of Directors of the Company:

                          (i) if the Company has approved a Takeover Proposal in accordance with Section 5.4(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee; or

                          (ii) if, prior to the purchase of the Shares pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

                          (iii)  if Parent or the Purchaser shall have
         terminated the Offer or the Offer expires without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if the Company is in material breach of this Agreement; or

                          (iv) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iv) if the Company is in material breach of this Agreement.

                          (d)  By Parent or the Purchaser:

                          (i) if prior to the purchase of the Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have approved a Takeover Proposal in accordance with Section 5.4(b); or

                          (ii)  if Parent or the Purchaser shall have
         terminated the Offer without Parent or the Purchaser purchasing any Shares thereunder, provided that Parent or the Purchaser may not terminate this Agreement pursuant to this Section 7.1(d)(ii) if Parent or the Purchaser is in material breach of this Agreement; or

                          (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer.

                 Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, the Purchaser or the Company, other than the provisions of Section 3.1(p), 4.1(f), the last sentence of Section 5.2, this Section 7.2 and Article VIII and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                  ARTICLE VIII

                                 MISCELLANEOUS

                 Section 8.1 Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

                          (b)     The Company shall pay, or cause to be paid,
in same day funds to Parent the amount of

$3,750,000 (the "Termination Fee") upon demand if (i) Parent or the Purchaser terminates this Agreement under Section 7.1(d)(i), (ii) the Company terminates this Agreement pursuant to Section 7.1(c)(i) or (iii) prior to any termination of this Agreement, a Takeover Proposal shall have been made and within nine months after the termination of this Agreement a transaction constituting a Takeover Proposal is consummated or the Company enters into an agreement with respect to, or approves or recommends a Takeover Proposal (whether or not related to a Takeover Proposal made prior to any termination of this Agreement), provided, that no payment shall be made if this Agreement has been terminated pursuant to Section 7.1(b)(i), 7.1(c)(ii), 7.1(c)(iii) or 7.1(c)(iv) hereof and; provided, further, that if a Takeover Proposal (whether or not related to a Takeover Proposal made prior to any termination of the Agreement) is made at a lower price per share than the Offer Price, than the Company shall only pay in same day funds to the Purchaser the amount of Parent's and Purchaser's documented expenses (not to exceed $500,000) in connection with this Agreement and the transactions contemplated thereby.

                 Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto (which in the case of the Company shall include approvals as contemplated in Section 1.4(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration or otherwise adversely affect the rights of stockholders.

                 Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Date of the Merger.

                 Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt, and shall be given to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to Parent or the Purchaser, to:

                          Sunbeam Corporation
                          1615 South Congress Avenue
                          Suite 200
                          Delray Beach, FL 33445
                          Attention: General Counsel


                          with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          919 Third Avenue
                          New York, NY 10022
                          Attention: Blaine V. Fogg, Esq.

                 (b)      if to the Company, to:
                          First Alert, Inc.
                          3901 Liberty Street Road
                          Aurora, Illinois 60504
                          Attention:  General Counsel


                          with a copy to:
                          Ropes & Gray
                          One International Place
                          Boston, MA 02110
                          Attention:  David C. Chapin, Esq.


                 Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by
the words "without limitation".   As used in this Agreement, the term
"affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange
Act.

                 Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

                 Section 8.7 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein):
(a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.6 and Section
5.8 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                 Section 8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated unless the economic or legal substance of the Transactions is affected in an adverse way to any party.

                 Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                 Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 SECTION 8.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

                 SECTION 8.12 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                 SECTION 8.13 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 8.2 or an extension or waiver pursuant to Section 8.12 shall, in order to be effective, require in the case of Parent, the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Purchaser's designees are appointed or elected to the Board of Directors of the Company as provided in Section 1.4, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, except as otherwise contemplated by this Agreement the affirmative vote of a majority of the Continuing Directors of the Company shall be required by the Company to amend this Agreement by the Company.

                 SECTION 8.14 Certain Undertakings of Parent. Parent shall perform, or cause to be performed, any obligation of Purchaser under this Agreement which shall have been breached by Purchaser.

                 SECTION 8.15 Company Disclosure Schedule. Notwithstanding anything to the contrary contained herein, and without regard to the execution of this Agreement by the parties hereto, this Agreement shall not be effective and have no force and effect unless (i) within 12 hours of its execution by the parties hereto, the definitive Company Disclosure Schedule is delivered by the Company to Parent and (ii) Parent, within 12 hours after such delivery, delivers written notice to the Company that it is satisfied with the matters contained therein. Anything which is disclosed in one section of the Company Disclosure Schedule shall be deemed disclosed for other sections thereof, as long as such disclosure is reasonably apparent to a reader of the entire Company Disclosure Schedule.

                 SECTION 8.16  Definitions.  For purposes of this Agreement:

"Benefit Plans" has the meaning assigned thereto in Section 3.1(j).

"By-laws" means the by-laws of has the meaning assigned thereto in Section 1.5.

"Certificate of Incorporation" has the meaning assigned thereto in Section 1.5.

"Certificate of Merger" has the meaning assigned thereto in Section 1.6.

"Certificates" has the meaning assigned thereto in Section 2.2.

"Closing" has the meaning assigned thereto in Section 1.7.

"Closing Date" has the meaning assigned thereto in Section 1.7.

"Code" means the Internal Revenue Code of 1986.

"Company" means First Alert, Inc.

"Continuing Director" has the meaning assigned thereto in Section 1.4.

"Defect" has the meaning assigned thereto in Section 3.1(v).

"DGCL" means the Delaware General Corporation Law.

"Dissenting Stockholders" has the meaning assigned thereto in Section 2.1(c).

"Effective Time" has the meaning assigned thereto in Section 1.6.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Environmental Laws" means all foreign, Federal, state and local Laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, and all Laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

"Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or entity, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, or the Release or threatened Release of Hazardous Materials into the environment.

"ERISA Affiliate" has the meaning assigned thereto in Section 3.1(j).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Financing Agreement" means the Financing and Security Agreement among First Alert, Inc., BRK Brands, Inc., BRK Brands Europa LTD. and NationsBank, N.A. dated May 14, 1997.

"Governmental Entity" has the meaning assigned thereto in Section 3.1(d).

"Hazardous Materials" means all substances defined as hazardous substances in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
Section 300.5, or substances defined as hazardous substances, hazardous materials, toxic substances, hazardous wastes, pollutants or contaminants, under any Environmental Law, or substances regulated under any Environmental Law, including, but not limited to, petroleum (including crude oil or any fraction thereof), asbestos, and polychlorinated biphenyls.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Parties" has the meaning assigned thereto in Section 5.8(b).

"Intellectual Property Rights" has the meaning assigned thereto in Section
3.1(r).

"Laws" has the meaning assigned thereto in Section 3.1(m).

"Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "Lien" shall not include

         (i) liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith;

         (ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar liens arising or incurred in the ordinary course of business; or

         (iii) all liens approved in writing by the other party hereto.

"Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than any such changes or effects (i) set forth or contemplated by the Company Disclosure Schedule (but not any supplement or amendment thereto); or (ii) set forth or described in the SEC Documents.

"Merger" has the meaning assigned thereto in Section 1.5.

"Merger Consideration" has the meaning assigned thereto in Section 2.1.

"Minimum Condition" has the meaning assigned thereto in Annex A.

"Notice of Takeover Proposal"  has the meaning assigned thereto in Section
5.4(b).

"Offer" has the meaning assigned thereto in Section 1.1.

"Offer Documents" has the meaning assigned thereto in Section 1.3.

"Offer Price" has the meaning assigned thereto in Section 1.1.

"Offer to Purchase" has the meaning assigned thereto in Section 1.1.

"Option Plans" has the meaning assigned thereto in Section 2.5(b).

"Option" has the meaning assigned thereto in Section 2.5.

"Parent" means Sunbeam Corporation.

"Paying Agent" has the meaning assigned thereto in Section 2.2(a).

"PBGC" means the Pension Benefit Guaranty Corporation.

"Permits" has the meaning assigned thereto in Section 3.1(m)(ii).

"Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

"Product" has the meaning assigned thereto in Section 3.1(v).

"Proxy Statement" has the meaning assigned thereto in Section 1.8.

"Purchaser" means Sentinel Acquisition, Inc.

"Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

"Schedule 14D-1" has the meaning assigned thereto in Section 1.3.

"Schedule 14D-9" has the meaning assigned thereto in Section 1.3.

"SEC" means the United States Securities and Exchange Commission.

"SEC Documents" has the meaning assigned thereto in Section 3.1(e).

"Secretary of State" means the Secretary of State of Delaware.

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" has the meaning assigned thereto in Section 1.1.

"Special Meeting" has the meaning assigned thereto in Section 1.8.

a "Subsidiary" of any Person means any corporation, partnership, joint venture or other entity in which such Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests, (ii) is entitled to elect at least a majority of the Board of Directors or similar governing body, or (iii) is a general partner.

"Surviving Corporation" means First Alert, Inc. after the Merger.

"Takeover Proposal" has the meaning assigned thereto in Section 5.4(a).

"Tax Returns" has the meaning assigned thereto in Section 3.1(k)(iv).

"Taxes" has the meaning assigned thereto in Section 3.1(k)(iv).

"Termination Fee" has the meaning assigned thereto in Section 8.1(b).

"Transactions" has the meaning assigned thereto in Section 1.2(a).

"Transfer Taxes" has the meaning assigned thereto in Section 5.6.

                 IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        SUNBEAM CORPORATION

                                        By: /s/ DAVID C. FANNIN
                                           ------------------------------------
                                           Name:  David C. Fannin
                                           Title: Executive Vice President &
                                                  General Counsel


                                        SENTINEL ACQUISITION CORP.


                                        By: /s/ DAVID C. FANNIN
                                           ------------------------------------
                                           Name:  David C. Fannin
                                           Title: Executive Vice President &
                                                  General Counsel


                                        FIRST ALERT, INC.


                                        By: /s/ B. JOSEPH MESSNER
                                           ------------------------------------
                                           Name:  B. Joseph Messner
                                           Title: President and
                                                  Chief Executive Officer

                                                                         ANNEX A



                 Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, when added to the Shares, if any, beneficially owned by Parent, would constitute at least 50.1% of the Shares outstanding on a fully diluted basis (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act has not expired or terminated, or (iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events shall occur and be continuing:

                          (a)  there shall have been any action taken, or any
statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign Federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or compels Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (2) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (3) results in the delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (5) otherwise materially adversely affects the consolidated financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole;

                          (b)  there shall have occurred (1) any general
suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any material limitation (whether or not mandatory) by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, (5) a change in general financial bank or capital market conditions which has a material adverse effect the ability of financial institutions in the United States to extend credit or syndicate loans, or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                          (c)     (1) the representations and warranties of the
Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date (unless made as of a certain date), (2) the Company shall have failed to comply with its covenants and agreements under the Merger Agreement in all material respects or (3) there shall have occurred any events or changes which have had or which are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

                          (d)  the Company's Board of Directors shall have
withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or the Board of Directors of the Company, upon request of the Purchaser, shall fail to reaffirm such approval or recommendation or shall have resolved to do any of the foregoing;

                          (e)  the Merger Agreement shall have terminated in
accordance with its terms; or

                          (f)  the Company shall not have obtained a waiver to
the provision in its Financing Agreement that an event of default shall occur and exist thereunder as a result of the purchase of the Shares in a number equal to or greater than the Minimum Condition pursuant to the Offer.

which in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

                 The foregoing conditions are for the sole benefit of Parent and the Purchaser may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.